Exhibit 99.1

CytoSorbents Closes $10 Million Debt Financing with Bridge Bank

MONMOUTH JUNCTION, N.J, July 1, 2016 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood purification cartridge to prevent or treat deadly inflammation and organ failure in critically-ill and cardiac surgery patients around the world, announced that it has closed upon a $10 million senior debt facility with the Life Sciences Group of Bridge Bank, a division of Western Alliance Bank (NYSE: WAL).

CytoSorbents Corporation and its U.S. operating subsidiary, CytoSorbents Medical, Inc. entered into a Loan and Security Agreement with Bridge Bank, securing an initial $5 million 4-year term loan that was funded on June 30, 2016. Interest-only monthly payments are due for the first year and then monthly principal and interest payments are due through the remainder of the term. Prior to June 30, 2017, CytoSorbents has the ability, at its discretion, to receive an additional term loan of $5 million, provided certain conditions are met. If this occurs, the period of interest-only payments on both term loans will be extended by six months through January 31, 2018, followed by 30 months of straight line amortization through the July 1, 2020 maturity date. The Company intends to use the proceeds from the loan to provide working capital to fund ongoing operations and to support clinical trials.

“This non-dilutive financing further strengthens our balance sheet at an attractive cost of capital. Importantly, it will allow us to continue to pursue our aggressive growth strategy and clinical trial objectives as we increase product sales worldwide and move towards operating cash flow breakeven,” stated Ms. Kathleen P. Bloch, CPA, MBA, Chief Financial Officer of CytoSorbents Corporation. “We welcome this new relationship with Bridge Bank, a reputable and premier industry provider with a broad scope of financial services.”

“We have been following CytoSorbents for several years now, and believe they possess a truly innovative technology in the life sciences space which could transform critical care medicine and cardiac surgery and save lives throughout the world,” said Mr. Justin McDonie, Senior Vice President and Managing Director for Bridge Bank. “We are pleased to provide this growth capital at this important juncture in CytoSorbents’ evolution and look forward to helping make the company a success.”

About Bridge Bank and Western Alliance Bank (NYSE: WAL)

Bridge Bank is a division of Western Alliance Bank, the go-to-bank for business in its growing markets. Bridge Bank was founded in 2001 in Silicon Valley to offer a better way to bank for small-market and middle-market businesses from across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank offers a broad scope of financial solutions including growth capital, equipment and working capital credit facilities, sustainable energy project finance, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has 10 offices in major markets across the country along with Western Alliance Bank's robust national platform of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation. With $15 billion in assets, Western Alliance Bancorporation (NYSE: WAL) is one of the fastest-growing bank holding companies in the U.S. and recognized as #10 on the Forbes 2016 "Best Banks in America" list. For more information, visit www.bridgebank.com or follow us on Twitter @Bridgebank.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb®, is approved in the European Union with distribution in 34 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used safely in more than 12,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites:  http://www.cytosorbents.com and http://www.cytosorb.com or follow us on Facebook and Twitter

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2016, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Cytosorbents Contact:
Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com